EXHIBIT 99.2

January 19, 2007

Dear Shareholders:

We are pleased to announce today that your Board of Directors approved a definitive agreement for North Bay Bancorp to merge with Umpqua Holdings Corporation.  Umpqua will exchange shares of its common stock for all of the outstanding shares of North Bay Bancorp common stock and merge North Bay Bancorp with and into Umpqua Holdings Corporation.  This acquisition, valued at approximately $156 million, will provide a broader range of services to our customers, expand our network to 144 locations throughout Northern California, Oregon and Southwest Washington and provide for enhanced earning potential and increased liquidity for our shareholders.

Umpqua Holdings Corporation is an Oregon-based financial services company which operates two subsidiaries: Strand, Atkinson, Williams & York Inc. the largest Oregon-based full service investment brokerage; and its primary subsidiary, Umpqua Bank, the Northwest’s leading community bank with $7.2 billion in assets and 134 store locations throughout Oregon, Northern California and Southwest Washington.  Combining Umpqua with our subsidiary banks creates a community bank with more than $8 billion in assets, more than $6.1 billion in total deposits, and approximately $1.3 billion in shareholders’ equity.

Upon completion of the transaction, all offices of North Bay Bancorp and its subsidiary bank, The Vintage Bank and its Solano Bank division, will operate under the Umpqua Bank name.  I will assist Umpqua Bank California president Bill Fike in overseeing completion of the merger.  Ray Davis will continue to lead the combined enterprise as president and CEO of Umpqua Holdings Corporation.

The acquisition is subject to the customary approvals from regulators and North Bay Bancorp shareholders.  Once all approvals are received, we expect the transaction to be finalized during the second quarter of 2007. Under the agreement, North Bay Bancorp shareholders will receive 1.217 shares of Umpqua Holdings common stock for each share of North Bay Bancorp common stock.

Throughout North Bay Bancorp’s history, our management team has focused on improving shareholder value and establishing our banks as Napa and Solano counties’ premier network of community banks. Umpqua Bank’s focus has been much the same.  From its founding in 1953, to its current highly innovative and widely respected approach to banking, it continues to remain a community bank. By teaming with Umpqua Holdings Corporation, we expand our network of branches and realize greater financial resources with which to enhance our competitiveness, while maintaining our commitment to our customers and local communities.

Enclosed is a copy of the news announcement and additional information regarding the merger. More information on the proxy statement and shareholder meeting will follow shortly.  If you have any questions, please call me at (707) 252-5024. Thank you for your continued support of North Bay Bancorp.

Sincerely,

Terry L. Robinson

David B. Gaw

President, CEO and Director

Chairman of the Board

North Bay Bancorp

Northwest Bancorp

(707) 252-5024

This letter includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders.  These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in Umpqua’s and North Bay Bancorp’s filings with the SEC.  You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements.  Specific risks in this press release include whether both companies receive regulatory approvals, whether North Bay shareholders approve the transaction, whether the companies have accurately predicted acquisition and consolidation expenses, the timing and amount of savings from consolidation, the expected earnings contributions of both companies and management’s ability to effectively integrate the companies.

The foregoing may be deemed to be offering materials of Umpqua Holdings Corporation and solicitation of materials of North Bay Bancorp in connection with the proposed merger of North Bay with and into Umpqua.  North Bay shareholders are urged to read the proxy statement/prospectus that will be included in the registration statement on Form S-4, which Umpqua will file with the SEC in connection with the proposed acquisition, because it will contain important information about Umpqua, North Bay, the acquisition and related matters. The directors and executive officers of North Bay may be deemed to be participants in the solicitation of proxies from North Bay shareholders. Information regarding the participants and their security holdings can be found in North Bay’s most recent proxy statements filed with the SEC and the proxy statement/prospectus when it is filed with the SEC. All documents filed with the SEC are or will be available for free, both on the SEC web site (http://www.sec.gov) and from Umpqua by directing a request to Umpqua Holdings Corporation, Attention: Investor Relations, One SW Columbia Street, Suite 1200, Portland, OR 97258, and from North Bay by directing a request to North Bay Bancorp, Investor Relations, P.O. Box 2200, 1190 Airport Road, Napa, CA 94558.